Exhibit 99.1

Nasdaq Hearing Panel Declares SouthWest Water in Compliance with Listing Standards

LOS ANGELES--(BUSINESS WIRE)--September 24, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that the Nasdaq Hearings Panel, by letter dated September 22, 2009, has notified the Company that it is again in compliance with NASDAQ listing standards due to the filing of the Company’s 2009 Second Quarter Form 10-Q within the time period previously granted by the NASDAQ Hearings Panel. The Company was also notified of the NASDAQ’s decision that its securities would continue to be listed by the NASDAQ.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
(213) 929-1846
www.swwc.com